UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                   MAY 9, 2007

                                   CACHE, INC.
                  --------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


  FLORIDA                         0 -10345                       59 -1588181
  ----------                 ----------------------             -------------
  (STATE OR OTHER         (COMMISSION FILE NUMBER)              (IRS EMPLOYER
   JURISDICTION OF                                               IDENTIFICATION
   INCORPORATION)                                                NUMBER)




                     1440 BROADWAY, NEW YORK, NEW YORK 10018
                        --------------------------------
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 575-3200




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

         ITEM 2.02         RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         On May 9, 2007, the Company issued a press release (the "Press Release") announcing its results for the 13-week period ending March 31, 2007, its agreement in principle to acquire Adrienne Victoria Designs and its April 2007 comparable store sales results, and reiterating its previous guidance. The Press Release is attached as Exhibit 99.1 to this Current Report on Form 8-K.


         ITEM 9.01         EXHIBITS

99.1 Press release regarding results for the 13-week period ending March 31, 2007, agreement in principle to acquire Adrienne Victoria Designs and April 2007 comparable store sales results, and reiterating previous guidance.










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



                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES AND EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.


         DATED:  MAY 14, 2007               CACHE, INC.




                                            BY: /S/ BRIAN WOOLF
                                            ---------------------------------
                                            BRIAN WOOLF
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER















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



Exhibit 99.1

                                   MAY 9, 2007

                              FOR IMMEDIATE RELEASE
                                   CACHE, INC.
                         NASDAQ COMMON STOCK SYMBOL CACH

                    CACHE REPORTS FIRST QUARTER 2007 RESULTS
                              Diluted EPS of $0.01
  Announces Agreement in Principal [sic] to Acquire Adrienne Victoria Designs,
                Thereby Expanding Design, Production and Sourcing
             Announces April 2007 Comparable Store Sales Increase 2%
                           Company Reiterates Guidance


       New York, New York - May 9, 2007 - Cache Inc., (NASDAQ: CACH), a specialty retailer of women's apparel with 294 stores currently open, reported results for the thirteen week period ended March 31, 2007. The Company also announced today that it entered into an agreement in principal [sic], through the signing of a letter of intent, to acquire certain assets of Adrienne Victoria Designs, Inc. Based in New York, Adrienne Victoria Designs is Cache's largest supplier. Adrienne Kantor and Robert Kantor, the Company's founders, will join Cache with Adrienne assuming responsibility for all aspects of merchandising and design and Robert assuming responsibility in manufacturing. The Company expects the planned acquisition to close on or around June 30, 2007 and to be accretive to fiscal 2007 earnings.

For the thirteen week period ended March 31, 2007:
o Net sales were $64.4 million compared to $63.8 million in the first quarter of 2006 and comparable store sales increased 3%; and
o Net Income was $145,000, or $0.01 per diluted share, as compared to net income of $1.7 million, or $0.11 per diluted share in the first quarter of 2006.

       Mr. Brian Woolf, Cache Chairman and Chief Executive Officer stated:
"While disappointing to us, our first quarter results met the high end of our revised guidance. Sales and earnings were negatively impacted by soft trends in our sportswear assortment. We also incurred higher costs relating to our increased investment in marketing. On a positive note, our direct sourcing initiative is proving successful and we also remain on track to launch our loyalty program on May 16, 2007."

       "Earlier today, we signed an agreement in principal [sic] to acquire Adrienne Victoria Designs, our largest supplier," continued Mr. Woolf. "The planned acquisition represents a great strategic fit for Cache, representing approximately 27% of our annual volume in fiscal 2006. With this acquisition, we significantly strengthen our direct sourcing capabilities, while expanding our design and production team to include 35 professionals. Importantly, Adrienne knows the Cache customer well and her designs are typically best sellers in our stores. We look forward to Adrienne and Robert joining Cache and believe their team will be invaluable to us, as we execute our growth strategies in an effort to take Cache to a new exciting level of expansion."

First Quarter Highlights

       Gross profit in the first quarter was $29.0 million, or 45.0% of net sales, compared to $29.2 million, or 45.7% of net sales, in the first quarter of 2006. The 70 basis point decline in gross margin is primarily attributable to higher-than-anticipated markdowns, primarily in the Company's sportswear assortment, which was partially offset by



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


lower product costs due to the Company's move to direct sourcing.

       In total, operating expenses were $29.5 million, or 45.8% of net sales compared to $26.9 million, or 42.1% of net sales in the first quarter of 2006. The increase in operating expenses was driven by a $1.8 million rise in marketing costs associated with the Company's expanded marketing efforts.

       At March 31, 2007, cash and marketable securities totaled $61.0 million, up $4.3 million from $56.7 million at April 1, 2006. Inventory was $36.1 million, as compared to inventory of $34.4 million on April 1, 2006. Working capital increased by $19.6 million to $84.1 million from $64.5 million at April 1, 2006.

A table summarizing financial results follows:



                                    THIRTEEN WEEKS ENDED
                                    --------------------
                                    March 31,         April 1,
                                      2007              2006
                                      ----              ----
                           ($ Thousands, except for per share data)

Sales                               $   64,355       $  63,821
Operating income (loss)             $     (489)      $   2,304
Net income                          $      145       $   1,728
Basic earnings per share            $     0.01       $    0.11
Diluted earnings per share          $     0.01       $    0.11
Basic weighted average
     shares outstanding             16,283,000       15,776,000
Diluted weighted average
     shares outstanding             16,766,000       16,236,000



GUIDANCE

         The Company is confirming its previous guidance for net sales and diluted earnings per share for fiscal 2007 and the second quarter of fiscal 2007. Fiscal 2007 net sales continue to be estimated in the range of $284.0 million to $294.0 million, as compared to actual net sales of $279.0 million in fiscal 2006. Diluted earnings per share for fiscal 2007 continue to be estimated in the range of $0.75 to $0.80, as compared to actual fiscal 2006 diluted earnings per share of $0.53. The Company's guidance does not include potential accretion from the planned acquisition of Adrienne Victoria Designs.

         For the second quarter, the Company continues to estimate net sales in the range of $73.0 million to $75.0 million, as compared to actual fiscal 2006 second quarter net sales of $71.7 million. Second quarter diluted earnings per share continue to be estimated in the range $0.20 to $0.24, as compared to actual second quarter fiscal 2006 diluted earnings per share of $0.10, which included $0.21 per diluted share in costs related to the exit of the Company's Lillie Rubin chain and $0.05 in Lillie Rubin losses.

STORE OPENING PLANS

         The Company continues to plan to open between 10 to 15 new stores in fiscal 2007. During the first quarter, the Company opened 4 net new Cache stores. Following quarter end, the Company closed 3 stores and has no scheduled



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


additional store openings for the second quarter. The Company plans to end the year with approximately 305 locations, increasing square footage by 3% to approximately 620,000 square feet.

APRIL AND YEAR-TO-DATE 2007 COMPARABLE STORE SALES

         Separately, the Company announced April 2007 comparable store sales. Comparable store sales (sales for stores open at least one year or more) increased 2% during the four-week April 2007 period, as compared to an increase of 12% in the same period last year. Total net sales for the four-week period ended April 28, 2007 were flat at $26.9 million, as compared to the prior year period. Revenue for the fiscal 2006 period included $1.8 million in sales from the former Lillie Rubin chain.

         For the seventeen-week fiscal 2007 period, comparable store sales increased 2%, as compared to an increase of 6% in the same period last year. Total net sales for the seventeen-week period ended April 28, 2007 increased $0.6 million, or 0.7% to $91.3 million. Revenue for the fiscal 2006 seventeen-week period included $6.7 million in sales from the former Lillie Rubin chain.

         Mr. Woolf concluded: "Our April comparable store sales increase of 2% was below our expectations and reflected strength during the Easter holiday, partially offset by unseasonable weather. During the month, we experienced solid sales of dresses and Bermuda shorts while continuing to clear tunic tops. As we begin May, the business environment continues to be difficult with sales below our expectations. However, we believe current fashion trends favor our core competencies and we also expect to benefit from the introduction of our loyalty campaign and the planned acquisition of Adrienne Victoria Designs. We remain confident that our strategies will generate increased shareholder value."


CONFERENCE CALL

         Interested stockholders and other persons are invited to listen to the first quarter earnings conference call scheduled for today, Wednesday, May 9, 2007 at 4:30 p.m. Eastern Time. To participate in Cache's conference call dial 1-800-936-9754 approximately five minutes prior to the start time. The call will also be broadcast live over the Internet at HTTP://WWW.CACHE.COM. An online archive will be available immediately following the call and will be accessible until May 16, 2007.

         Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities law. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, industry trends, merchandise and fashion trends, competition, changes in general economic conditions and consumer spending patterns, vendor procurement issues and the ability to obtain financing, as well as other risks outlined from time to time in the filings of Cache, Inc., with the Securities and Exchange Commission.


                            FINANCIAL TABLES FOLLOW:


          For further information contact Thomas E. Reinckens, President, Chief Operating Officer, Cache, Inc., 1440 Broadway, New York, New York 10018, (212) 575-3246.


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